NEWQUEST, LLC
NEWQUEST MANAGEMENT OF FLORIDA, LLC
44 VANTAGE WAY
SUITE 300
NASHVILLE, TENNESSEE 37228
November 1, 2006
America’s Health Choice Medical Plans, Inc.
1175 South U.S. Highway 1
Vero Beach, Florida 32962
Attention: Dr. Walter Janke, Chief Executive Officer
Dr. Walter Janke
2136 Porpoise Point Lane N.
Vero Beach, Florida 33963
     Re: Mutual Termination of Stock Purchase Agreement
Dear Dr. Janke:
     Reference is made to the Stock Purchase Agreement, dated May 30, 2006 (the “Purchase Agreement”), by and among Dr. Walter Janke and Lalita Janke, America’s Health Choice Medical Plans, Inc., a Florida corporation (“AHC”), and NewQuest, LLC, a Texas limited liability company (“NewQuest”). As you are aware, the parties have been unable to reach agreement concerning resolution of certain issues arising from NewQuest’s due diligence investigation of the operations of AHC and its medical clinic affiliates on a timetable acceptable to all of the parties. This letter constitutes the mutual agreement of the parties to terminate the Purchase Agreement in accordance with its terms, effective as of today, pursuant to Section 12.1(i) thereof.
     Notwithstanding Section 6.2.5 of that certain Management Agreement, dated May 30, 2006 (the “Management Agreement”), by and between AHC and NewQuest Management of Florida, LLC, a Florida limited liability company (“NMF”), providing that each of AHC and NMF may terminate the Management Agreement upon 30 days prior written notice to the other party in the event the Purchase Agreement is terminated for any reason, this letter constitutes the agreement of the parties to continue the Management Agreement until either AHC subsequently terminates on thirty (30) days’ prior written notice to NMF or NMF terminates on sixty (60) days’ prior written notice to AHC; provided, that the management fee will be equal to (i) 16% of monthly HMO Revenues (as defined in the Management Agreement) less (ii) monthly HMO Expenses (as defined in the Management Agreement) during the period of continuation.

America’s Health Choice Medical Plans, Inc.
Dr. Walter Janke

Sincerely, NEWQUEST, LLC NEWQUEST MANAGEMENT OF FLORIDA, LLC
By:	/s/ Jeffrey L. Rothenberger
Jeffrey L. Rothenberger, Vice President

AGREED AND ACCEPTED; EFFECTIVE AS OF THE DATE WRITTEN ABOVE

/s/ Dr. Walter Janke
Dr. Walter Janke

/s/ Lalita Janke
Lalita Janke

AMERICA’S HEALTH CHOICE MEDICAL PLANS, INC.

By:	/s/ Dr. Walter Janke

Title:	Chief Executive Officer

cc:	Richard Tuten, Esq.
Chief Operating Officer
1175 South U.S. Highway 1 Vero Beach, Florida 32962

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